Press Release

Peoples Financial Services Corp. First Quarter Results

Peoples Financial Services Corp., the parent company of Peoples National Bank, posted record first-quarter net income of $896,000, which was 5.3% ahead of the $851,000 earned in the same period in 1999. Per-share net income was up 5.64% at
41.2 cents. Net loans at quarter-end were almost 9% ahead of the March 31, 1999 figures at $156,858,000. Deposits at $219,986,000 were up 4%. The company had assets of $266,842,000 on March 31, 2000, compared to $247,728,000 at the end of March 1999, an increase of 7.72%.

President and CEO John W. Ord stated that growth was a reflection of a strong economy and adherence by the bank to principles of superior customer service without sacrificing safety and soundness.

Peoples National Bank, headquartered in Hallstead, Susquehanna, Montrose and Hop Bottom in Susquehanna County, and Nicholson, Tunkhannock and Meshoppen in Wyoming County.